Exhibit 99.4
LETTER TO CLIENTS
To Tender Shares of Common Stock
of
S1 CORPORATION
for
0.2800 of a Share of ACI Common Stock
or
$10.00 in Cash,
subject to the proration procedures described in the
Prospectus/Offer to Exchange dated August 30, 2011
and the related Letter of Election and Transmittal,

by
ANTELOPE INVESTMENT CO. LLC
a wholly-owned subsidiary of
ACI WORLDWIDE, INC.

THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, SEPTEMBER 28, 2011, UNLESS EXTENDED. S1 SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

August 30, 2011
To Our Clients:
          Enclosed for your consideration are a Prospectus/Offer to Exchange, dated August 30, 2011, and a related Letter of Election and Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Exchange Offer”) in connection with the offer by Antelope Investment Co. LLC (“Offeror”), a Delaware limited liability company and a wholly-owned subsidiary of ACI Worldwide, Inc., a Delaware corporation (“ACI”), to exchange each issued and outstanding share of common stock of S1 Corporation, a Delaware corporation (“S1”), par value $0.01 per share (the “S1 Shares”), for either of the following:
•	0.2800 of a share of ACI common stock (the “ACI Shares”), par value $0.005 per share (the “Stock Consideration”); or

•	$10.00 in cash, without interest (the “Cash Consideration”), subject to the proration procedures described in the Prospectus/Offer to Exchange and the Letter of Election and Transmittal, and cash in lieu of any fractional ACI Shares, upon the terms and subject to the conditions of the

Exchange Offer. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Prospectus/Offer to Exchange.
          We (or our nominees) are the holder of record of S1 Shares held by us for your account. A tender of such S1 Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Election and Transmittal is furnished to you for your information only and cannot be used by you to tender S1 Shares held by us for your account.
          Accordingly, we request instructions as to whether you wish us to tender on your behalf the S1 Shares held by us for your account, pursuant to the terms and conditions set forth in the Exchange Offer:
          Your attention is directed to the following:
               1. The consideration for each S1 Share is either of the following:
•	0.2800 of an ACI Share (Stock Consideration); or

•	$10.00 in cash, without interest (Cash Consideration),
subject to the proration procedures described in the Prospectus/Offer to Exchange and the Letter of Election and Transmittal, and cash in lieu of any fractional ACI Shares, as described in the Prospectus/Offer to Exchange. IF THE UNDERSIGNED FAILS TO PROPERLY MAKE AN EXCHANGE OFFER ELECTION, THE UNDERSIGNED WILL BE DEEMED TO HAVE TENDERED HIS, HER OR ITS S1 SHARES WITH NO ELECTION, AND WILL BE DEEMED TO HAVE ELECTED THE CASH CONSIDERATION. PLEASE SEE THE SECTION OF THE PROSPECTUS/OFFER TO EXCHANGE TITLED “THE EXCHANGE OFFER—CONSEQUENCES OF TENDERING WITH NO ELECTION”.
     2. The Exchange Offer is being made for all issued and outstanding S1 Shares.
     3. The Exchange Offer expires at 5:00 p.m., Eastern time, on Wednesday, September 28, 2011, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “Expiration Time of the Exchange Offer”). S1 Shares tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration time of the Exchange Offer, but not during any subsequent offering period.
     4. The Exchange Offer is subject to the conditions set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer,” which we urge you to review in detail. These conditions include, among other things, the following:
•	S1 stockholders shall have validly tendered and not withdrawn prior to the Expiration Time at least that number of S1 Shares that, when added to the S1 Shares then owned by ACI, Offeror or any of ACI’s other subsidiaries, shall constitute a majority of the then-outstanding number of S1 Shares on a fully diluted basis.

•	S1 stockholders shall have voted against the issuance of S1 Shares pursuant to the Fundtech Merger Agreement at a duly convened meeting of S1 stockholders, and the Fundtech Merger Agreement shall have been validly terminated and ACI shall reasonably believe that S1 has no liability, and Fundtech shall not have asserted any claim of liability or breach against S1 in connection with the Fundtech Merger Agreement, other than with respect to the possible payment of a maximum of $14.6 million in the aggregate in termination fees and reimbursement of permitted Fundtech expenses thereunder.

•	The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and ACI shall have received all necessary state securities law or “blue sky” authorizations.

•	The S1 Board shall have approved the acquisition of the S1 Shares pursuant to the Exchange Offer and the Second-Step Merger under Section 203 of the DGCL, or ACI shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict such acquisition or the Second-Step Merger.

•	The ACI Shares to be issued to S1 stockholders as a portion of the Exchange Offer consideration in exchange for S1 Shares in the Exchange Offer and the Second-Step Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority that, in the judgment of ACI, is reasonably expected to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Exchange Offer or the Second-Step Merger or is reasonably expected to prohibit or limit the full rights of ownership of S1 Shares by ACI or any of its affiliates or is reasonably likely to result in a material liability on S1 or ACI.

•	Since December 31, 2010, there shall not have been any event, change, effect, development, condition or occurrence, in the reasonable judgment of ACI, that is materially adverse on or with respect to the business, financial condition or continuing results of operations of S1 and its subsidiaries, taken as a whole.

•	Each of S1 and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after December 31, 2010 and prior to the Expiration Time.

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and, if applicable, any agreement with the Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), not to accept S1 Shares for exchange in the Exchange Offer, shall have expired or shall have been terminated prior to the Expiration Time.

•	Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Authority, other than in connection with the matters set forth in the foregoing bullet point, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.
          The Exchange Offer is subject to additional conditions referred to in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer,” including that S1 stockholders shall not have approved the Fundtech Merger Agreement and that there shall have been no business combination consummated between S1 and Fundtech and that the S1 Board shall have not adopted a stockholder rights plan or similar plan.
     5. Any stock transfer taxes applicable to the transfer of S1 Shares to Offeror pursuant to the Exchange Offer will be paid by Offeror, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal.
          We urge you to read the enclosed Prospectus/Offer to Exchange and Letter of Election and Transmittal regarding the Exchange Offer carefully before instructing us to tender your S1 Shares.
          The Exchange Offer is being made solely pursuant to the Prospectus/Offer to Exchange and the accompanying Letter of Election and Transmittal, and any amendments or supplements thereto, and is being made to all S1 stockholders. ACI and Offeror are not aware of any jurisdiction where the making of the Exchange Offer or the tender of S1 Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If ACI and Offeror become aware of any jurisdiction in which the making of the Exchange Offer or the tender of S1 Shares in connection therewith would not be in compliance with applicable law, ACI and Offeror will make a good faith effort to comply with any such law. If, after such good faith effort, ACI and Offeror cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of S1 Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of ACI, through Offeror, by the dealer manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
          If you wish to tender any or all of the S1 Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. You should also complete, sign and return a IRS Form W-9 to us. If you authorize the tender of your S1 Shares, all of the S1 Shares owned by you will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS AND THE IRS FORM W-9 SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME OF THE EXCHANGE OFFER.

Instructions with Respect to the Offer to Exchange
All Issued and Outstanding Shares of Common Stock
of
S1 Corporation
          The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange, dated August 30, 2011, and the related Letter of Election and Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Exchange Offer”) in connection with the offer by Antelope Investment Co. LLC (“Offeror”), a Delaware limited liability company and a wholly-owned subsidiary of ACI Worldwide, Inc., a Delaware corporation (“ACI”), in connection with Offeror’s offer to exchange each issued and outstanding share of common stock of S1 Corporation, a Delaware corporation (“S1”), par value $0.01 per share (the “S1 Shares”), for either of the following:
•	0.2800 of a share of ACI common stock (the “ACI Shares”), par value $0.005 per share (the “Stock Consideration”); or

•	$10.00 in cash, without interest (the “Cash Consideration”), subject to the proration procedures described in the Prospectus/Offer to Exchange and the Letter of Election and Transmittal, and cash in lieu of any fractional ACI Shares, upon the terms and subject to the conditions of the Exchange Offer.
          With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):
          ☐      To TENDER some or all of the S1 Shares held by you for the account of the undersigned
          ☐      NOT to TENDER any S1 Shares held by you for the account of the undersigned.
          If the undersigned is instructing you to tender some or all of the S1 Shares held by you for the account of the undersigned, the undersigned agrees and acknowledges that you are authorized to tender the number of S1 Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, pursuant to the election below and upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal. The undersigned acknowledge(s) that failure to properly make an election will result in the undersigned being deemed to have made no election and will be deemed to have elected the Cash Consideration. Please see the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Consequences of Tendering with No Election”.
__________  NUMBER OF SHARES TENDERED FOR 0.2800 OF AN ACI SHARE, SUBJECT TO PRORATION AND THE PAYMENT OF CASH IN RESPECT OF FRACTIONAL ACI SHARES.
__________  NUMBER OF SHARES TENDERED FOR $10.00 IN CASH, WITHOUT INTEREST, SUBJECT TO PRORATION.

†       Unless otherwise indicated above, it will be assumed that all S1 Shares held by us for your account will be tendered.

PLEASE SIGN AND COMPLETE

Signature(s):

Dated:

(Please Print)

Name of Beneficial Owner(s):

Capacity(s) (full title)*:

Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.
          PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT, ACI OR OFFEROR.
THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE ELECTING S1 STOCKHOLDER. IF DELIVERED BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.